                                                                      EXHIBIT 12

                                SPX CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                PRO FORMA
                               THREE MONTHS      TWELVE     PRO FORMA
                               ENDED MARCH       MONTHS       YEAR
                                   31,            ENDED       ENDED                      YEAR ENDED DECEMBER 31,
                             ----------------   MARCH 31,   DEC. 31,    ---------------------------------------------------------
                              1994      1993      1994        1993        1993        1992        1991        1990        1989
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (IN THOUSANDS)
Income (loss) before income
  taxes and cumulative
  effect of change in
  accounting methods and
  extraordinary loss.......  $ 5,100   $  635   $(27,500 )  $(32,700 )  $  44,655    $ 33,993   $ (28,732)   $ 23,102    $ 33,333
Add (deduct):
  SPT and SP Europe equity
    losses.................        0      565          0           0       48,345       2,407       8,532       5,298       4,667
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income as adjusted.........    5,100    1,200    (27,500 )   (32,700 )     93,000      36,400     (20,200)     28,400      38,000
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Fixed charges:
  Interest expense, net....   10,228    3,907     41,700      41,300       17,882      15,061      16,853      17,708       9,906
  Amortization of debt
    expense................        0       46          0           0          185         216         130          95          94
  Rental expense
    representative of an
    interest factor........      975    1,079      3,900       3,767        4,316       3,104       3,598       4,034       2,477
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total fixed charges........   11,203    5,032     45,600      45,067       22,383      18,381      20,581      21,837      12,477
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total adjusted earnings
  available for payment of
  fixed charges............  $16,303   $6,232   $ 18,100    $ 12,367    $ 115,383    $ 54,781   $     381    $ 50,237    $ 50,477
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                             -------   ------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Ratio of earnings to fixed
  charges..................     1.46     1.24          *           *         5.15        2.98           *        2.30        4.05


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* In the pro forma twelve months ended March 31, 1994, the pro forma year ended
  December 31, 1993, and the year ended December 31, 1991, earnings were insufficient to cover fixed charges by $27.5 million, $32.7 million and $20.2 million, respectively. Pro forma twelve months ended March 31, 1994 and pro forma year ended December 31, 1993 included a pretax restructuring charge of $27.5 million. The year ended December 31, 1991 included a pretax special charge of $18.2 million.